                           STOCK PURCHASE AGREEMENT



                                by and between



                      INDIANAPOLIS LIFE INSURANCE COMPANY



                                      and



                      SOUTHWESTERN LIFE INSURANCE COMPANY



                          Dated as of April 19, 1995

                               TABLE OF CONTENTS

                                                                          Page

      ARTICLE I.   Certain Definitions.  . . . . . . . . . . . . . . . . . . 1

            Section 1.1.   "Affiliate" . . . . . . . . . . . . . . . . . . . 1
            Section 1.2.   "Basis  . . . . . . . . . . . . . . . . . . . . . 1
            Section 1.3.   "Closing" . . . . . . . . . . . . . . . . . . . . 1
            Section 1.4.   "Closing Date"  . . . . . . . . . . . . . . . . . 1
            Section 1.5.   "Code"  . . . . . . . . . . . . . . . . . . . . . 2
            Section 1.6.   "Damages" . . . . . . . . . . . . . . . . . . . . 2
            Section 1.7.   "Encumbrances"  . . . . . . . . . . . . . . . . . 2
            Section 1.8.   "Financial Statements"  . . . . . . . . . . . . . 2
            Section 1.9.   "Governmental Agency" . . . . . . . . . . . . . . 2
            Section 1.10.  "Indemnified Party" . . . . . . . . . . . . . . . 2
            Section 1.11.  "Indemnifying Party"  . . . . . . . . . . . . . . 2
            Section 1.12.  "Liability" or "Liabilities"  . . . . . . . . . . 2
            Section 1.13.  "Lien" or "Liens" . . . . . . . . . . . . . . . . 2
            Section 1.14.  "Material Adverse Effect" . . . . . . . . . . . . 3
            Section 1.15.  "Person"  . . . . . . . . . . . . . . . . . . . . 3
            Section 1.16.  "Purchase Price"  . . . . . . . . . . . . . . . . 3
            Section 1.17.  "Regulatory Authority"  . . . . . . . . . . . . . 3
            Section 1.18.  "Share" . . . . . . . . . . . . . . . . . . . . . 3
            Section 1.19.  "Shares"  . . . . . . . . . . . . . . . . . . . . 3
            Section 1.20.  "Taxes" or "Tax"  . . . . . . . . . . . . . . . . 3
            Section 1.21.  "Tax Benefit" . . . . . . . . . . . . . . . . . . 3

   ARTICLE II.   Sale of Stock; Closing  . . . . . . . . . . . . . . . . . . 3

            Section 2.1.   Purchase and Sale . . . . . . . . . . . . . . . . 3
            Section 2.2.   Time and Place of Closing . . . . . . . . . . . . 4

   ARTICLE III.  Representations and Warranties of Seller  . . . . . . . . . 4

            Section 3.1.   Incorporation; Authorization; etc.  . . . . . . . 4
            Section 3.2.   Capitalization  . . . . . . . . . . . . . . . . . 5
            Section 3.3.   Financial Statements  . . . . . . . . . . . . . . 6
            Section 3.4.   Absence of Undisclosed Liabilities  . . . . . . . 6
            Section 3.5.   Investments . . . . . . . . . . . . . . . . . . . 7
            Section 3.6.   Tax Matters . . . . . . . . . . . . . . . . . . . 7
            Section 3.7.   Litigation; Judgments . . . . . . . . . . . . . . 9
            Section 3.8.   No Violation  . . . . . . . . . . . . . . . . . . 9
            Section 3.9.   Licenses and Other Authorizations . . . . . . . . 9

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            Section 3.10.  Certain Transactions. . . . . . . . . . . . . . .10
            Section 3.11.  Brokers, Finders, etc.  . . . . . . . . . . . . .10
            Section 3.12.  Powers of Attorney and Suretyships  . . . . . . .10
            Section 3.13.  No Defaults . . . . . . . . . . . . . . . . . . .10
            Section 3.14.  Regulatory Authorities  . . . . . . . . . . . . .10
            Section 3.15.  Reserves  . . . . . . . . . . . . . . . . . . . .11
            Section 3.16.  Threats of Cancellation . . . . . . . . . . . . .11
            Section 3.17.  Claims  . . . . . . . . . . . . . . . . . . . . .11
            Section 3.18.  Tangible Personal Property  . . . . . . . . . . .11
            Section 3.19.  Real Property . . . . . . . . . . . . . . . . . .12
            Section 3.20.  Intellectual Property Rights  . . . . . . . . . .13
            Section 3.21.  Labor Matters . . . . . . . . . . . . . . . . . .14
            Section 3.22.  Employee Benefit Plans  . . . . . . . . . . . . .16
            Section 3.23.  Environmental Matters . . . . . . . . . . . . . .19
            Section 3.24.  Insurance . . . . . . . . . . . . . . . . . . . .20
            Section 3.25.  Business Conducted  . . . . . . . . . . . . . . .21
            Section 3.26.  Location of Books and Records; Exclusive Control 21
            Section 3.27.  Bank Accounts and Powers of Attorney  . . . . . .21
            Section 3.28.  Relationships With Affiliates . . . . . . . . . .21
            Section 3.29.  Ownership of Assets . . . . . . . . . . . . . . .21
            Section 3.30.  Completeness of Disclosures . . . . . . . . . . .21

   ARTICLE IV.   Representations and Warranties of Buyer . . . . . . . . . .22

            Section 4.1.   Incorporation; Authorization, etc.  . . . . . . .22
            Section 4.2.   No Violation  . . . . . . . . . . . . . . . . . .22
            Section 4.3.   Litigation  . . . . . . . . . . . . . . . . . . .23
            Section 4.4.   Brokers, Finders, etc.  . . . . . . . . . . . . .23
            Section 4.5.   Investment Purpose  . . . . . . . . . . . . . . .23

   ARTICLE V.   Survival of Representations and Warranties; Indemnity  . . .23

            Section 5.1.   Survival  . . . . . . . . . . . . . . . . . . . .23
            Section 5.2.   Indemnity . . . . . . . . . . . . . . . . . . . .24
            Section 5.3.   Method of Asserting Claims. . . . . . . . . . . .25
            Section 5.4.   Tax Matters . . . . . . . . . . . . . . . . . . .27

   ARTICLE VI.   Covenants of Seller and Buyer . . . . . . . . . . . . . . .30

            Section 6.1.   Investigation of Business . . . . . . . . . . . .30
            Section 6.2.   HSR Filings . . . . . . . . . . . . . . . . . . .31
            Section 6.3.   Regulatory Approvals  . . . . . . . . . . . . . .31
            Section 6.4.   Financial Statements and Reports  . . . . . . . .31
            Section 6.5.   401k Plan.  . . . . . . . . . . . . . . . . . . .32

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            Section 6.6.   Employee Welfare Benefit Plans  . . . . . . . . .32
            Section 6.7.   Retiree Benefits  . . . . . . . . . . . . . . . .33
            Section 6.8.   Payment of Taxes  . . . . . . . . . . . . . . . .33
            Section 6.9.   Further Assurances  . . . . . . . . . . . . . . .33
            Section 6.10.  Conduct of Business . . . . . . . . . . . . . . .34
            Section 6.11.  Negotiations with Third Parties . . . . . . . . .37
            Section 6.12.  Notification of Developments  . . . . . . . . . .37
            Section 6.13.  Public Announcements  . . . . . . . . . . . . . .37
            Section 6.14.  Company Employees . . . . . . . . . . . . . . . .37
            Section 6.15.  No Additional Liabilities . . . . . . . . . . . .38

   ARTICLE VII.   Conditions of Buyer's Obligation to Close  . . . . . . . .38

            Section 7.1.   Representations, Warranties and Covenants of
                             Seller. . . . . . . . . . . . . . . . . . . . .38
            Section 7.2.   Filings; Consents; Waiting Periods  . . . . . . .39
            Section 7.3.   No Litigation . . . . . . . . . . . . . . . . . .39
            Section 7.4.   Financial Statements  . . . . . . . . . . . . . .39
            Section 7.5.   Officers and Directors  . . . . . . . . . . . . .39
            Section 7.6.   Tax Payments  . . . . . . . . . . . . . . . . . .39
            Section 7.7.   Constitution Life Management and Service
                             Agreement . . . . . . . . . . . . . . . . . . .39
            Section 7.8.   Closing Documents . . . . . . . . . . . . . . . .40

   ARTICLE VIII.   Conditions to Seller's Obligation to Close  . . . . . . .41

            Section 8.1.   Representations, Warranties and Covenants of
                             Buyer . . . . . . . . . . . . . . . . . . . . .41
            Section 8.2.   Filings; Consents; Waiting Periods  . . . . . . .41
            Section 8.3.   Opinion of Counsel to Buyer . . . . . . . . . . .41
            Section 8.4.   No Litigation . . . . . . . . . . . . . . . . . .41
            Section 8.5.   Tax Payments  . . . . . . . . . . . . . . . . . .42

   ARTICLE IX.   Termination, Amendment and Extension  . . . . . . . . . . .42

            Section 9.1.   Termination . . . . . . . . . . . . . . . . . . .42
            Section 9.2.   Obligations Upon Termination  . . . . . . . . . .42
            Section 9.3.   Rights Upon Termination . . . . . . . . . . . . .43
            Section 9.4.   Amendment and Modification  . . . . . . . . . . .43

   ARTICLE X.   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .43

            Section 10.1.  Counterparts  . . . . . . . . . . . . . . . . . .43
            Section 10.2.  Governing Law . . . . . . . . . . . . . . . . . .43
            Section 10.3.  Entire Agreement  . . . . . . . . . . . . . . . .43
            Section 10.4.  Expenses  . . . . . . . . . . . . . . . . . . . .43
            Section 10.5.  Notices . . . . . . . . . . . . . . . . . . . . .44

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            Section 10.6.  Name  . . . . . . . . . . . . . . . . . . . . . .44
            Section 10.7.  Successors and Assigns  . . . . . . . . . . . . .45
            Section 10.8.  Headings  . . . . . . . . . . . . . . . . . . . .45
            Section 10.9.  Severability  . . . . . . . . . . . . . . . . . .45
            Section 10.10. Gender  . . . . . . . . . . . . . . . . . . . . .45


                           STOCK PURCHASE AGREEMENT


   THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 19, 1995, is by and between Indianapolis Life Insurance Company, an Indiana mutual life insurance company ("Buyer"), and Southwestern Life Insurance Company, a Texas stock life insurance company ("Seller").

   WHEREAS, Seller owns beneficially and of record all of the issued and outstanding shares of Bankers Life Insurance Company of New York, a New York stock life insurance company (the "Company"); and

   WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of the Company upon the terms and subject to the conditions set forth herein;

   NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

                                  ARTICLE I.

                              Certain Definitions

   As used in this Agreement the following terms shall have the following respective meanings:

   Section 1.1. "Affiliate" means with respect to any entity any individual or other entity which directly or indirectly controls, is controlled by or is under common control with such entity.

   Section 1.2. "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably be expected to form the basis for an event.

   Section 1.3. "Closing" means the consummation of the transactions contemplated by Article II of this Agreement in accordance with the terms and upon the conditions set forth herein.

   Section 1.4. "Closing Date" means the date of the Closing which shall occur within five (5) business days after the satisfaction of the conditions precedent set forth in Article VII and VIII hereof, provided that all other conditions precedent set forth herein have been performed or waived, or such other date as the parties hereto may agree to in writing.

   Section 1.5.  "Code" means the Internal Revenue Code of 1986, as amended.

   Section 1.6. "Damages" means any and all damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, Tax assessments, losses, and expenses (including, without limitation, reasonable attorneys' fees and expenses).

   Section 1.7. "Encumbrances" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction, and any proxy, voting trust or voting agreement.

   Section 1.8. "Financial Statements" means: (a) the statutory audited financial statements including the notes, exhibits and schedules thereto of the Company for the year ended December 31, 1993; and (b) the statutory unaudited financial statements including the notes, exhibits and schedules thereto of the Company for the year ended December 31, 1994.

   Section 1.9. "Governmental Agency" means any federal, state, municipal or other governmental department, commission, court, board, bureau, arbitration tribunal, agency or other instrumentality.

   Section 1.10. "Indemnified Party" has the meaning set forth in Section 5.3 hereof.

   Section 1.11.  "Indemnifying Party" has the meaning set forth in
Section 5.3 hereof.

   Section 1.12. "Liability" or "Liabilities" means any indebtedness, loss, liability or obligation of any kind (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including liability for Taxes.

   Section 1.13. "Lien" or "Liens" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction, except for liens, deposits or other encumbrances securing Taxes, assessments, governmental

charges or levies, or the claims of policyholders, materialmen, carriers, landlords and like persons, all of which are not yet due and payable or which are being contested in good faith.

   Section 1.14. "Material Adverse Effect" means any effect which is materially adverse to the condition, business, properties, assets, liabilities, business prospects, or results of operations of the Company, the validity or enforceability of this Agreement, or the ability of Buyer or Seller to perform their respective obligations under this Agreement.

   Section 1.15. "Person" means any corporation, partnership, trust, organization, association, Governmental Agency, other entity or individual.

   Section 1.16. "Purchase Price" has the meaning set forth in Section 2.1 hereof.

   Section 1.17.  "Regulatory Authority" has the meaning set forth in Section
3.7 hereof.

   Section 1.18. "Share" means any issued and outstanding share of any class of the Company.

   Section 1.19. "Shares" means all issued and outstanding shares of all classes of the Company.

   Section 1.20. "Taxes" or "Tax" means all federal, state, local and foreign, income, estimated income, premium, excise, withholding or payroll, property, business, occupation, franchise, sales and other taxes, assessments, deficiencies and governmental charges and all interest, additions and penalties in connection therewith and licenses and registration fees and any payments required under any tax sharing agreement.

   Section 1.21. "Tax Benefit" means any benefit which Buyer or Seller, respectively, or any member of their respective consolidated federal income tax return groups, may receive as a result of an item requiring or causing indemnification under Section 5.2 hereof (whether by way of deduction, credit or otherwise) which reduces its Tax Liability or increases a Tax refund and is not subsequently disallowed by a final adjudication.


                                  ARTICLE II.

                            Sale of Stock; Closing

   Section 2.1.  Purchase and Sale.

   (a) On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all, and not less than all, of the Shares. In full payment for the Shares, Buyer shall transfer at the Closing thirty-five million and no/100 Dollars ($35,000,000.00) (the "Purchase Price"), plus simple interest at the rate of five percent (5%) per annum from January 1, 1995, until the Closing Date in immediately available funds to such account as Seller shall designate in writing on or before the Closing Date.

   Section 2.2. Time and Place of Closing. The Closing shall take place on the Closing Date at 10:00 A.M., Indianapolis time, at the offices of Buyer, 2960 North Meridian Street, Indianapolis, Indiana, or at such other place or time as the parties may agree upon in writing.

                                 ARTICLE III.

                   Representations and Warranties of Seller

   Seller hereby represents and warrants to Buyer as follows:

   Section 3.1.  Incorporation; Authorization; etc.

   (a) The Company is a stock life insurance company duly incorporated, validly existing and in good standing under the laws of the State of New York. The Company is duly licensed, authorized and qualified to issue or write in each state or other jurisdiction listed on Schedule 3.1 the classes or kinds of insurance listed therein opposite each such state. The Company has all requisite power and authority to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted up to and at the Closing. Accurate and complete copies of the charter, including all amendments thereto and restatements thereof, current bylaws, corporate minutes and the stock record book of the Company have been delivered to Buyer. All formal corporate action previously taken by shareholders of the Company, by the Board of Directors of the Company or by any committee of such Board is in all material respects properly and accurately recorded in the corporate minutes of the Company. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of the Company are contained in the stock record book of the Company.


   (b) Seller is a stock life insurance company duly incorporated, validly existing and in good standing under the laws of the State of Texas.

   (c) The execution, delivery and performance of this Agreement by Seller were duly authorized by all necessary corporate action, including, without limitation, any necessary director or shareholder approval. Seller has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditor's rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or similar authority before which any proceeding therefor may be brought.

   (d) The execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Company's or Seller's charter, bylaws or other organization documents; (ii) require Seller or the Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except as contemplated in Sections 6.2 and 6.3 hereof;
(iii) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any Share or any of the Company's assets or properties pursuant to, any note, bond, mortgage, indenture, lien, license, lease, contract, agreement, plan or other instrument to which Seller or the Company is a party or by which either is bound; or (iv) subject to obtaining the approvals contemplated by Sections 6.2 and 6.3 hereof, violate or conflict with any law statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment or arbitration award to which Seller or the Company is subject, except for any occurrence described in clauses (ii) and (iii) which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect.

   (e) Upon consummation of the transaction described in Article II hereof, Buyer will acquire title to all of the Shares free and clear of any Encumbrances, other than Encumbrances created by Buyer.

   (f) There are no actions, suits, investigations, or proceedings pending or to the knowledge of Seller and the Company threatened against Seller, and no event, fact or circumstance has arisen or occurred that may reasonably be expected to result in any action, suit, investigation or proceeding, against Seller at law or in equity, in, before, or by any Person, that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect.


   Section 3.2. Capitalization. The authorized shares of all classes of the Company consist solely of four thousand six hundred-three (4,603) shares, par value Four Hundred Thirty-five Dollars ($435.00) per share, of which four thousand six hundred-three (4,603) are issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. All of the Shares are owned beneficially and of record by Seller free and clear of any Encumbrances. At the Closing, Seller shall have the right to, and upon Closing Seller shall, sell and transfer title to the Shares to Buyer free of any Encumbrances other than Encumbrances created by Buyer. There are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, or other rights of any kind to acquire any Shares of any class of the Company. The Company does not own, directly or indirectly, beneficially or of record, any equity interest in any corporation, association, partnership, joint venture or other entity (other than securities acquired in the ordinary course of business for the Company's investment portfolio).

   Section 3.3.  Financial Statements.

   (a) There have been previously delivered to Buyer true and complete copies of the Financial Statements.

   (b) The Financial Statements: (i) were prepared in accordance with statutory accounting practices required or permitted by the New York Department of Insurance ("SAP") consistently applied in accordance with past practice, are true, accurate and complete in all material respects, and present fairly the statutory financial condition of the Company, the statutory results of the Company's operations, the statutory changes in the Company's financial condition and the other information included therein for the periods or as of the dates therein set forth; (ii) contain and reflect adequate provisions for all material liabilities for all Taxes with respect to the periods then ended and all prior periods; and (iii) with respect to contracts and commitments for the sale of property or the provision of services by the Company, contain and reflect all reserves required by SAP. Except as specifically described therein, the Financial Statements reflect no material items of non-recurring income, and all material transactions with any related or affiliated party for the periods covered by the Financial Statements are clearly revealed therein.

   (c) The exhibits and schedules included with the Financial Statements are all of the schedules and exhibits required by SAP, are accurate and complete in all material respects, and fairly present, in accordance with SAP, the data shown by such schedules and exhibits.

   (d) Except as described in Schedule 3.3 hereto, there has not been any Material Adverse Effect on the Company or Seller since December 31, 1994.


   Section 3.4. Absence of Undisclosed Liabilities. The Company does not have outstanding on the date hereof any Liability, and to the knowledge of Seller and the Company there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability, except (i) Liabilities set forth on the Company's statutory unaudited balance sheet as of December 31, 1994 (included as part of the Financial Statements delivered to Buyer) and the notes thereto or in Schedule 3.4; and (ii) Liabilities incurred since December 31, 1994 in the ordinary course of business that reasonably would not be expected, individually or in the aggregate, to have a Material Adverse Effect.

   Section 3.5. Investments. On December 31, 1994, the Company had good and marketable title to all bonds, stocks and other securities carried in its investment portfolio (such portfolio as it exists from time to time is referred to as the "Investments") referenced in its Financial Statements, free and clear of all title defects and Liens. The Investments comply in all material respects with all applicable laws and regulations of any Regulatory Authority having jurisdiction with respect to the Company's Investments, and the Investments are properly valued on the Financial Statements and are eligible investments, duly admitted under applicable law. Since December 31, 1994, no Investments have been acquired or disposed of except in the ordinary course of business. Except as disclosed on Schedule 3.5, to the knowledge of Seller and the Company no default has occurred with respect to any Investment of the Company, and there is no Basis for any such default. As of the Closing Date, the Company will have good and marketable title to and own all such Investments free and clear of any Liens, except for Investments disposed of in the ordinary course of business since December 31, 1994.

   Section 3.6.  Tax Matters.

   (a) All federal Tax returns, consolidated or otherwise, required to be filed by the Company or any other member of Seller's and Company's consolidated return group for federal tax purposes, and all state, and to the knowledge of Seller and Company, all local and foreign (i.e., non-domestic)Tax returns, consolidated or otherwise, required to be filed by the Company have been duly filed and to the knowledge of Seller and the Company, all such returns have been prepared and filed on an accurate basis. All Taxes shown on such returns have been timely paid to the extent such Taxes have become due.

   (b) Except as set forth in Schedule 3.6 or the Financial Statements no deficiencies for Taxes have been claimed, or to the knowledge of Seller and the Company proposed by any taxing or other governmental authority. Except as set forth in Schedule 3.6, to the knowledge of Seller and the Company there are no pending or threatened audits, investigations or claims for or relating to any Liability in respect of Taxes, and there are no matters under discussion with any governmental authorities

with respect to Taxes that could result in an additional amount of Taxes. Audits of federal returns for Taxes by the relevant taxing authorities have been completed for each period set forth in Schedule 3.6, and, except as set forth in Schedule 3.6 neither the Seller nor the Company has been notified that any taxing authority intends to audit a return for any other period. Furthermore, to the knowledge of Seller and the Company, there is no Basis, other than specifically set forth herein, for assessment of Tax Liability with respect to unaudited periods which are still open under the statute of limitations. Except as set forth in Schedule 3.6, no extension of a statute of limitations relating to Taxes is in effect with respect to Seller or the Company. Complete copies of all federal income tax schedules and reports relating to the operation of the Company, all reports received by Seller or the Company from the Internal Revenue Service relating to examinations thereof, and all other reports, schedules and information requested by Buyer have or will be delivered to Buyer prior to the Closing Date.

   (c) All elections with respect to Taxes affecting Seller and the Company as of the date hereof are set forth in Schedule 3.6.

   (d)   Neither Seller nor the Company:

         (i) has consented at any time under Section 341(f)(1) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any disposition of Seller's and the Company's assets;

         (ii)     has agreed, or is required, to make any adjustment under
   Section 481(a) of the Code by reason of a change in accounting method or otherwise;

         (iii) has made an election, or is required, to treat any asset of Seller or the Company as owned by another person pursuant to the anti-churning provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of
   Section 168 of the Code; or

         (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local income tax provision.

   (e) All tax-sharing agreements or similar arrangements with respect to or involving the Company are set forth in Schedule 3.6.

   (f) Except as set forth in Schedule 3.6 there are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions between the Company and Seller or any other Affiliate of the Company.



   (g) The amount of consolidated net operating losses, net capital losses, foreign tax credits, minimum tax credits, research and development credits, investment and other tax credits, if any, of the consolidated group allocable to the Company under Treas. Reg. Section 1.1502-79 is set forth in Schedule 3.6.

   Section 3.7. Litigation; Judgments. Except as disclosed in Schedule 3.7 hereto, (a) to the knowledge of Seller and the Company there are no lawsuits, actions, claims, proceedings, investigations or examinations of any nature pending or threatened against the Company or any of its properties or assets before or by any Governmental Agency, (b) there are no material judgments, fines, penalties, civil forfeitures, orders, injunctions, decrees, consent decrees, stipulations, rulings or awards of any nature rendered by any Governmental Agency against the Company or any properties or assets of the Company; and (c) there have been no lawsuits, actions, claims, proceedings, investigations or examinations of any nature before or by any Governmental Agency, including without limitation, the New York Insurance Department or the insurance authority of any state or other jurisdiction in which the Company is engaged or is licensed to engage in the insurance business (a "Regulatory Authority") of, against or with respect to the Company since January 1, 1990, and to the knowledge of Seller and the Company no such lawsuits, actions, claims, proceedings, investigations or examinations are pending or threatened.

   Section 3.8. No Violation. The Company is not: (a) in violation of any provision of its charter or bylaws or other organizational documents; (b) in violation of or default under any note, bond, mortgage, indenture, lien, license, lease, contract, agreement, plan or other instrument to which it is a party or by which it is bound; or (c) in violation of any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, arbitration award or other restriction of any kind or character to which it is subject, except for any occurrence described in clauses (b) and (c) which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect.

   Section 3.9. Licenses and Other Authorizations. Schedule 3.9 hereto contains a complete and accurate list and description of all material licenses, permits, consents, orders, approvals, certificates of authority, registrations, qualifications and other authorizations issued by any Regulatory Authority, which are held by the Company. All such licenses, permits, consents, orders, approvals, certificates of authority, registrations, qualifications and other authorizations have been lawfully obtained and are in full force and effect, and will not cease to remain in full force and effect in accordance with their terms by reason of consummation of the transaction described in Article II hereof. The Company is, in all material respects, in compliance with the terms and conditions of all such licenses, permits, consents, orders, approvals, certificates of authority, registrations, qualifications and other authorizations. To the knowledge of Seller and the Company there are no disputes or proceedings pending or threatened with respect to the suspension, revocation, nonrenewal or limitation of any such license, permit, consent, order, approval, certificate of authority, registration, qualification or other authorization. To the knowledge of Seller and the Company, there is no Basis for the suspension, revocation, nonrenewal or limitation of


any such license, permit, consent, order, approval, certificate of authority, registration, qualification or other authorization. All material filings, submissions and other actions required to have been made or taken in order to renew any such license, permit, consent, order, approval, certificate of authority, registration, qualification or other authorization have been duly made or taken.

   Section 3.10. Certain Transactions. Except as set forth in Schedule 3.10, none of the officers or directors of the Company or any Affiliate of the Company is a party to any transaction with the Company (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement (a) providing for the furnishing of services to or by, (b) providing for rental of real or personal property to or from, (c) otherwise requiring payments to or from, any such officer or director, any member of the family (which shall be deemed to mean, for purposes of this Section 3.10, parents, spouses, children, brothers and sisters) of any such officer or director or any corporation, partnership, trust or other entity in which any such officer or director has a material interest or is an officer, trustee or partner.

   Section 3.11. Brokers, Finders, etc.. Neither Seller nor the Company or any Affiliate of the Seller or Company has employed, and none is subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer or the Company upon the consummation of the transactions contemplated hereby.

   Section 3.12. Powers of Attorney and Suretyships. The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person, except as endorser or maker of checks, respectively, endorsed or made in the ordinary course of business.

   Section 3.13. No Defaults. Neither the Company nor, to the knowledge of the Seller and the Company, any other party to any agreement, commitment, purchase order, contract or reinsurance treaty to which the Company is a party is in default in respect of any such agreement, commitment, purchase order or contract, which default or defaults, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on the Company.

   Section 3.14. Regulatory Authorities. Seller has delivered to Buyer true and complete copies of all material filings and submissions of the Company with or to any Regulatory Authority since January 1, 1993. The Company has made with each



Regulatory Authority all material filings and submissions that are required by applicable law and is in good standing with such Regulatory Authority. Such filings or submissions were in compliance with applicable law in all material respects when filed and no deficiencies have been asserted by any such Regulatory Authority with respect to such filings or submissions. The foregoing filings and submissions did not at the time they were filed or when supplemented or amended contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not entered into any material agreements or written understandings with any Regulatory Authority and there is no such proposed agreement or understanding pending with any Regulatory Authority. There are no uncured violations with respect to which any refunds, restitutions, penalties or any other action of any nature whatsoever may be required, cited in any compliance report applicable to the Company or in any oral report made to the Company by representatives of any Regulatory Authority. All outstanding insurance policies issued by the Company are consistent in all material respects with all applicable rate and form filings with respect thereto with all Regulatory Authorities.

   Section 3.15. Reserves. The reserves carried on the books of the Company to cover the total amount of all matured and reasonably anticipated unmatured insurance and annuity liabilities of the Company have been determined in accordance with generally accepted actuarial standards applied on a consistent basis, are in accordance with actuarial principles, are based on actuarial assumptions which are in accordance with those called for in the provisions of the related insurance policies and annuity contracts and meet the requirements of all applicable insurance laws and regulations. Since December 31, 1994, no event has occurred that, in accordance with generally accepted actuarial standards applied on a consistent basis, requires the addition to, or the establishment of, a reserve that could be expected to result in a Material Adverse Effect. No warranty is made as to the ultimate adequacy of the reserves to satisfy the liabilities and obligations reserved against.

   Section 3.16. Threats of Cancellation. No policyholder, or related group of policyholders, or persons producing insurance business, which policy or policies or persons, singly or in the aggregate, accounted for 5% or more of the gross premiums received by the Company for the year ended December 31, 1994, have, or have been, terminated or threatened with termination of its or their relationship with the Company, either as a result of the transactions contemplated by this Agreement or otherwise.

   Section 3.17. Claims. There are no reported death claims of policyholders of the Company pending as of December 31, 1994, or since December 31, 1994, in which the amount claimed exceeds the reinsurance payable thereon by more than $100,000.


   Section 3.18.  Tangible Personal Property.  Except as set forth on Schedule
3.18:

   (a) The Company has good and marketable title to all of the items of its tangible personal property (except for the items leased or licensed by the Company) free and clear of all Liens.

   (b) The equipment constituting a part of the tangible personal property of the Company has been properly maintained in accordance with the customary industry practices, except for reasonable wear and tear, is in a good state of repair and operating condition, is insured to the extent deemed desirable by Seller, and is adequate and suitable in accordance with general industry practice for its current use.

   Section 3.19.  Real Property.

   (a) The list of real property set forth on Schedule 3.19 is a true and correct list of all of the interests in real estate which the Company holds or which are used in the operation of the Company in the manner in which it is now operated, and all such property is leased by the Company. To the knowledge of Seller and the Company, (i) the Company's improvements upon and the use of the real property conform in all material respects to all lease restrictions, restrictive covenants, building codes and federal, state and local laws, regulations and ordinances, (ii) the real property is zoned for the various purposes for which it is currently being used by the Company,
(iii) Company's improvements on the real property are except for reasonable wear and tear in good working condition and repair, and (iv) there is no pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any of the real property.

   (b) All amendments, modifications and supplements to each lease under which the Company leases the real property described on Schedule 3.19 is listed therein, and except as set forth on Schedule 3.19, the Company holds good and marketable title to the lessee's interest under each such lease free and clear of all Liens but subject to the terms and provisions of each such lease and Liens on the interest of the owner or other party through which the Company directly or indirectly derives its interest as lessee. True and complete copies of all such leases, including all amendments, modifications and supplements thereto, have been delivered to Buyer.

   (c) Except as set forth on Schedule 3.19 hereto, (i) each lease described therein is legal, valid, binding and enforceable in accordance with its terms, except to the extent that (1) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally (2) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable

defenses and to the discretion of the court or similar authority before which any proceeding therefor may be brought; (ii) neither the Company nor, to the knowledge of Seller or the Company, any other party thereto, is in material breach of or in material default under any such lease; (iii) to the knowledge of Seller or the Company, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any such lease, nor has Seller or the Company received written notice alleging or stating that any such event has occurred unless such event has been cured; (iv) none of the rights of the Company under any such lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any such lease is required thereunder for the consummation of the transactions contemplated hereby; and (vi) neither Seller nor Company has granted or has been granted any material waiver or forbearance with respect to any such lease.

   Section 3.20.  Intellectual Property Rights.

   (a) The Company owns or possesses, is licensed under, or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, mask works, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as it is now being conducted, without any infringement of or conflict with the intellectual property rights of any third party.

   (b)   Schedule 3.20 lists and describes correctly the following:

         (i) All material applications for and registrations of the Company's intellectual properties, all of which, except as set forth on
   Schedule 3.20, (1) are owned of record solely in the name of the Company, (2) have not been licensed or otherwise been made available by the Company for use by others, and (3) are in full force and effect and will not expire or require renewal until the respective dates (if any) set forth in Schedule 3.20.

         (ii) All of the Company's unregistered service marks, trademarks, and copyrights which are material to the conduct of the business of the Company, all of which, except as set forth in Schedule 3.20, are owned solely by the Company, and have not been licensed or otherwise been made available by the Company for use by others.

         (iii) All ownership interests, possessory interests, licenses, rights, and permissions that the Company holds or possesses under any of the intellectual property rights of third parties, that are reasonably necessary for the Company to continue the use of the intellectual

   property rights in the conduct of the business of the Company, all of which, except as set forth in Schedule 3.20, (1) are currently in full force and effect, and will remain so after the Closing, without additional charge to the Company or the Buyer because of any transaction contemplated by this Agreement, and (2) will not expire, require renewal, or require the further payment of fees, monies or royalties until the respective dates set forth in Schedule 3.20.

         (iv) Any material ownership interest, possessory interest, license, right, or permission that the Company has conveyed or granted to any Affiliate of the Company or to any other third party, with respect to the Company's intellectual property rights, none of which will prevent the Buyer from conducting the business in the manner in which it is now being conducted.

   (c)   Except as set forth in Schedule 3.20, neither the Seller nor the
Company:

         (i) has any reason to believe that any of the Company's material intellectual properties is invalid or unenforceable or has become terminated or cancelled;

         (ii) has received any communications from any third party containing any express or implied allegation that the Company is or may be infringing any third party's intellectual property rights; or

         (iii) is currently evaluating any intellectual property rights of any third party to determine whether a license thereof is necessary or desirable or whether such intellectual property may otherwise have a material effect on any Company's existing or planned business, products or services.

   Section 3.21.  Labor Matters.

   (a)   Except as listed on Schedule 3.21:

         (i) To the knowledge of Seller and the Company, no present or former employee (or agent or independent contractor) of the Company has a pending claim or charge which has been asserted or threatened against the Company (whether under any foreign, federal, state or common law, through a Governmental Agency, private arbitral body, or otherwise) for
   (A) overtime pay, other than overtime pay for the current period; (B) wages, salaries, commissions, bonuses or profit sharing (excluding wages, salaries, commissions, bonuses or profit sharing for the current payroll period); (C) vacations, time off or pay in lieu of

   vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the employee's current vacation year; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against or failure to provide required reasonable accommodations for any employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; (H) unlawful harassment of any employee; or (I) any violation of occupational safety or health standards or any other federal, state, local or foreign law or regulation applicable to or with respect to labor or employment matters except for claims and charges which individually or in the aggregate do not exceed $15,000.

         (ii) There is no pending or, to the knowledge of Seller and the Company, threatened against the Company labor dispute, strike or work stoppage that affects or interferes with, or is likely to affect or interfere with the operation of the Company. Neither Seller nor the Company has knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. To the knowledge of the Seller and the Company there are no unfair labor charges pending or threatened against the Company. The Company has not experienced any strike, work stoppage or other similar significant labor difficulties within the past twelve
   (12) months.

   (b) Except for and as disclosed in Schedule 3.21, (i) the Company is not a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of the Company, (ii) the Company has not agreed to recognize any union or other collective bargaining unit with respect to employees of the Company, and (iii) no union or other collective bargaining unit has been certified as representing any employees of the Company.

   (c) Seller and the Company have furnished to Buyer a true and complete list of all persons employed by the Company, which states for each such employee the following: (i) the material compensation paid to such employee;
(ii) the termination pay, if any, that may be payable to such employee upon termination of employment; and (iii) the employment status of such employee, including without limitation whether the employee is actively at work, is unable to perform one or more material duties of his or her job due to sickness or injury, is on short or long term disability leave, is on any other authorized leave in excess of two weeks or has been absent without leave in excess of two weeks, and showing, in the case of any employee not actively at work, the last day worked and the expected return date. No person is employed by the Company under a written contract. A true and complete copy of any employee

handbook, personnel policy or similar document furnished or available to employees of the Company has been delivered to Buyer.

   (d) Except as disclosed to Buyer in writing, neither Seller nor the Company has any knowledge that any employees of the Company currently plan to terminate employment whether by reason of the transactions contemplated by this Agreement or otherwise.

   Section 3.22.  Employee Benefit Plans.

   (a)   For purposes of this Section 3.22 and Sections 6.5 and 6.6 hereof:

         (i) "Arrangement" means any plan, practice, policy, program, contract or other arrangement of the Company, whether or not written, relating to the compensation or terms or conditions of employment or service of any Employee of the Company (including, without limitation, policies relating to vacation time, sick pay, holiday pay, moving expense reimbursements, fringe benefits and bonuses, salary reduction agreements, change-in-control agreements, employment, consulting or agency agreements, stock option or other equity based compensation plans and grants under such plans, stock purchase plans, incentive compensation plans, sales commission schedules or programs, employment guarantees or limitations on the right of discharge) which is or at any time since 1992 has been in effect.

         (ii) "Control Group" means a controlled group of corporations of which the Company is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with the Company within the meaning of Section 414(c) of the Code or any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code.

         (iii) "Employee" means, with respect to an entity, any common law employee of such entity, any director of such entity, or any agent, sales representative or other independent contractor who performs personal services for such entity on a regular basis. References to Employees include former Employees, except where the context requires otherwise.

         (iv) "Multiemployer Plan" means any employee benefit plan described in Section 3(37) of the Employee Retirement Income Security Act of 1974 ("ERISA") to which the Company or any Control Group member has or ever has had any obligation to contribute.


         (v) "Plan" means, with respect to an entity, any employee benefit plan, as defined in Section 3(3) of ERISA (including, without limitation, any severance plan, health care plan, cafeteria plan, accidental death plan, short or long term disability plan or group life insurance plan) (excluding any Multiemployer Plan), which now or at any time since 1989 has been maintained for one or more Employees of such entity, or to which such entity now makes or is required to make, or at any time since 1989 made or was required to make, payments or contributions.

         (vi) "Qualified Plan" means any Plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Code.

         (vii) "Title IV Plan" means a Qualified Plan that is a defined benefit plan as defined in Section 3(35) of ERISA and is subject to Title IV of ERISA.

   (b) All Plans and Arrangements of the Company (or in which the Company participates with the Seller) are disclosed in Schedule 3.22 or (if disclosed in the other Schedules) are cross-referenced in Schedule 3.22. The Company has no material Liability to any Employee (or to any beneficiary, spouse or dependent of an Employee) except pursuant to the Plans and Arrangements disclosed or cross-referenced in Schedule 3.22. True and complete copies of all significant documents with respect to such Plans and Arrangements have been provided to Buyer. These documents include, without limitation, plans, trust agreements, insurance contracts, annuity contracts, filings with governmental agencies, Internal Revenue Service determination letters, investment manager and investment advisor contracts, actuarial reports, audit reports and financial statements. True and complete copies of all significant descriptive material furnished to Company Employees regarding such Plans and Arrangements (including, without limitation, all summary plan descriptions and summaries of material modifications furnished to Company Employees regarding such Plans) have been provided to Buyer.

   (c) There has been no amendment to, written interpretation or announcement (whether or not written) by the Seller or the Company relating to, or change in Employee participation under, any Plan or Arrangement that would increase materially the expense of maintaining such Plan or Arrangement above the level of expense incurred in respect of such Plan or Arrangement for the most recent plan year thereof (or the most recent fiscal year of the Company in the case of a Plan or Arrangement that does not have a plan year).

   (d) The Company is not party to any Plan or Arrangement that has resulted or will result, separately or in the aggregate, in the payment by the Company of any "excess parachute payment" within the meaning of Section 280G of the Code with

respect to the change in ownership or control that will occur by reason of the sale hereunder.

   (e) Each individual who is paid for services in any form by the Company as an independent contractor for federal income tax purposes (including, without limitation, Code provisions applicable or relating to employee benefit plans), state unemployment tax purposes, or any other purpose is an independent contractor for such purpose.

   (f) Each Plan and each Arrangement of the Company has been administered in material compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA, the Code and the Consolidated Omnibus Budget Reconciliation Act) and regulations and interpretations thereunder, except where the failure to comply does not have a Material Adverse Effect on the Company.

   (g) Each Qualified Plan of the Company (or in which the Company participates with the Seller), together with its related funding instrument, is intended to be qualified and tax exempt under Sections 401 and 501 of the Code and a favorable Internal Revenue Service determination with respect to such qualification and exemption has been requested. Nothing has occurred since the date of such submission that would reasonably be expected to impair such qualification and exemption.

   (h) To the knowledge of Seller, no matter is pending relating to any Plan or Arrangement of the Company (or in which the Company participates with the Seller) before any Governmental Agency.

   (i) Neither the Company, Seller nor any other Control Group member has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

   (j) Except as set forth in Schedule 3.22, and except as otherwise provided by law, all Plans and Arrangements of the Company (or in which the Company participates with the Seller) may be modified or terminated prospectively, or the Company may withdraw prospectively, without material Liability to the Company. With particular reference to any such Plan or Arrangement providing health care benefits, the Company is not contractually obligated to any Employee of the Company (or to any beneficiary or dependent of any such Employee) to continue such Plan or Arrangement or to provide benefits with respect to any medical expense incurred by such Employee (or such beneficiary or dependent) after such Plan or Arrangement is terminated as to the Company, except as otherwise provided by law. No such Plan or


Arrangement promises or provides health care, dental or vision benefits to any Company Employee (or to any beneficiary or dependent of a Company Employee) after termination of such Employee's employment with the Company, except as otherwise provided by law.

   (k) Neither the Company, Seller nor any Control Group member has incurred any material Liability under or pursuant to Title I or IV of ERISA, or pursuant to the penalty, excise tax or joint and several liability provisions of the Code, with respect to the Plans, and no event or condition has occurred or exists which could result in any such material Liability to the Company, Seller or any Control Group member.

   (l) All payments and contributions required to have been made by the Company under the terms of any Plan or Arrangement have been timely made.

   (m) No reportable event (as defined in Section 4043 of ERISA and regulations issued thereunder) has occurred with respect to any Title IV Plan of the Company, Seller or any Control Group member. No such Title IV Plan has an accumulated funding deficiency (as defined in Section 302 of ERISA) as of the last day of the most recent plan year of such Plan ended prior to the date hereof. As to any such Title IV Plan, the value of the assets thereof exceeds the present value of all benefits accrued thereunder, both as determined by such Plan's independent actuaries as of the most recent plan year of such Plan ended more than seven months prior to the date hereof. No events have occurred or, to the knowledge of Seller, are expected to occur with respect to any such Title IV Plan that would cause a material change in the value of the assets or benefits of such Plan for purposes of the preceding sentence. There have been no material changes in the actuarial methods or assumptions used with respect to any such Title IV Plan since 1992. No waiver from the minimum funding standard requirements of Section 302 of ERISA and Section 412 of the Code has been obtained or applied for with respect to any Title IV Plan.

   (n) Neither the Company, Seller nor any Control Group member is currently, or has been since 1989, obligated to contribute to any Multiemployer Plan. Neither the Company, Seller nor any Control Group member has any withdrawal Liability under Section 4201 of ERISA by reason of its withdrawal from a Multiemployer Plan in which it participated prior to 1990.

   Section 3.23.  Environmental Matters.

   (a) For purposes of this Section 3.23, the following definitions shall apply: "property" shall mean any property, either real or personal; "ownership or security interest" shall mean any interest in property, choate or inchoate, including without limitation, in fee simple, pursuant to any lease, easement or other agreement, or pursuant to any mortgage, deed of trust, or other security instrument; "contaminant"

shall mean any solid, semisolid, liquid, or gaseous matter, or any odor, radioactive material, pollutant (as defined in the federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.), hazardous waste (as defined by the federal Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.), any constituent of a hazardous waste, or any combination thereof, from whatever source, that: is injurious to human health, plant or animal life, or property; interferes unreasonably with the enjoyment of life or property; or is otherwise violative of any environmental, health or safety law; "environmental, health or safety law" shall mean any federal, state, local or other laws, statutes, ordinances, regulations, rules, licenses, permits or any order, writ, injunction or decree of any Governmental Agency relating to the regulation of contaminants or the protection of the environment, health or safety.

   (b) The Company has obtained all environmental, health or safety permits necessary for the operation of the Company's business, and all such permits are in full force and effect and the Company is in compliance with all terms and conditions of such permits in all material respects.

   (c) To the knowledge of Seller and the Company, all operations of the Company, and all present or past properties in which the Company holds or held an ownership or security interest, are in compliance with the applicable provisions of all applicable environmental, health and safety laws in all material respects.

   (d) To the knowledge of Seller and the Company, there is no proceeding pending or threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental, health or safety permits necessary for the operation of the Company's business.

   (e) To the knowledge of Seller and the Company, there are no conditions or circumstances associated with any present or past properties in which the Company holds or held an ownership or security interest, which may give rise to material environmental, health or safety liabilities or costs.

   (f) With respect to the operations of the Company, or any present or past properties in which the Company holds or held an ownership or security interest, the Company has not filed, or to the knowledge of Seller and the Company been required to file, any notice under any applicable environmental, health or safety law reporting a release of contaminants into the environment that has or reasonably can be expected to have an adverse effect on the Company and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601, et seq. ("CERCLA") or any comparable state law or regulation has been or to the knowledge of Seller and the Company was required to be filed.

   (g) The Company has not received any notice letter under CERCLA or any environmental, health or safety law, or any notice or claim to the effect that the


Company is or may be liable for or as a result of the release or threatened release of contaminants into the environment.

   Section 3.24. Insurance. The Company is covered by liability and casualty insurance in amount and coverage for its assets and operations to the extent deemed desirable by Seller. Schedule 3.24 lists all insurance policies covering the Company and states the insurance company, the policy limit and type of coverage provided. All such insurance policies are in full force and effect and free from any right of termination on the part of the insurance carrier except as provided therein. Such insurance coverage of or for the benefit of the Company will cease immediately upon the Closing.

   Section 3.25. Business Conducted. The business of the Company has been since January 1, 1985 limited to the operation of insurance business and business activities directly related thereto.

   Section 3.26. Location of Books and Records; Exclusive Control. Except as set forth in Schedule 3.26, the Company does not have any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

   Section 3.27. Bank Accounts and Powers of Attorney. Schedule 3.27 sets forth an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (ii) the names of all persons, if any, holding powers of attorney with respect thereto from the Company and a summary statement of the material terms thereof.

   Section 3.28.  Relationships With Affiliates.  Except as disclosed in
Schedule 3.22, Schedule 3.28 or otherwise in this Agreement, there are no significant arrangements between the Company and any Affiliate pursuant to which goods or services are provided by an Affiliate to the Company or by the Company to an Affiliate, other than customary management oversight and centralized administrative functions furnished by Seller's Parent, and all such arrangements, whether significant or not, shall, at Buyer's option, terminate upon the Closing. Except as disclosed in Schedule 3.28, no property material to the conduct of the Company's business and operations is held in the name of or jointly with an Affiliate other than insurance policies covering the Company or properties of the Company.


   Section 3.29. Ownership of Assets. Except as disclosed in Schedule 3.29, the Company owns, leases or holds all property, including real property, tangible personal property, investments, reserves and intellectual property used or material to the operation of the business of the Company solely in its own name.

   Section 3.30. Completeness of Disclosures. No representation, warranty or statement made by Seller in this Agreement or in the Schedules or Exhibits attached hereto or in the certificates or other written materials furnished to Buyer or its representatives, attorneys and accountants in connection with this Agreement and the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in the light of the circumstance in which they were made, not misleading.

                                  ARTICLE IV.

                    Representations and Warranties of Buyer

   Buyer represents and warrants to Seller as follows:

   Section 4.1. Incorporation; Authorization, etc. Buyer is a mutual life insurance company duly organized and validly existing under the laws of the State of Indiana. The execution, delivery and performance of this Agreement by Buyer was duly authorized by all necessary corporate action, including, without limitation, any necessary director or policyholder approval. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditor's rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or similar authority before which any proceeding therefor may be brought.

   Section 4.2. No Violation. The execution, delivery and performance of this Agreement does not, and the execution and the consummation of the transactions contemplated hereby will not: (a) violate any provision of Buyer's charter, bylaws or other organizational document; (b) require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person except as contemplated in Sections 6.2 and 6.3 hereof;
(c) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon

or the creation of a security interest in any of Buyer's assets or properties pursuant to, any note, bond, mortgage, indenture, lien, license, lease, contract, agreement, plan or other instrument to which Buyer is a party or by which it is bound; or (d) subject to obtaining the approvals contemplated by Sections 6.2 and 6.3 hereof, violate or conflict with any law statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment or arbitration award to which Buyer is subject, except for any occurrence described in clauses (b) and (c) which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect.

   Section 4.3. Litigation. To the knowledge of Buyer there are no actions, suits, investigations, or proceedings pending or threatened against Buyer, and no event, fact or circumstance has arisen or occurred that may reasonably be expected to result in any action, suit, investigation or proceeding, against Buyer at law or in equity, in, before, or by any Person, that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect.

   Section 4.4. Brokers, Finders, etc. Buyer has not employed, and is not subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Seller upon the consummation of the transactions contemplated hereby.

   Section 4.5. Investment Purpose. Buyer is purchasing the Shares for investment purposes only, for its own account or the account of any permitted assignee, and not with a view toward further distribution thereof. Buyer will, and will cause any permitted assignee to, refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or of any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

                                  ARTICLE V.

                          Survival of Representations
                           and Warranties; Indemnity

   Section 5.1. Survival. The representations, warranties, covenants and agreements respectively made by Seller and Buyer in this Agreement, or in any certificate, respectively, delivered by Seller or Buyer pursuant to this Agreement, will survive the Closing and will terminate and expire:


   (a) Upon the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of (i) the representations and warranties of the Seller respectively set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d)(i), 3.1(e), 3.2, 3.6, 3.7,
3.21, 3.22, and 3.23 hereof, (ii) the representations and warranties of Buyer set forth in Sections 4.1, 4.2(a), and 4.5 hereof, (iii) the covenants of Seller and Buyer set forth in Sections 6.6, 6.8, and 6.9, hereof, and (iv)
Article V hereof; and

   (b) On December 31, 1996 in the case of all other representations, warranties, covenants and agreements, except that covenants and agreements to be performed after Closing shall survive the Closing in accordance with their terms.

   Upon the termination and expiration of any representation, warranty, covenant or agreement hereunder, no claim, right or remedy shall be asserted at law or in equity based thereon.

   Section 5.2. Indemnity. Subject to the other provisions of this Article V, after the Closing Date, Seller shall indemnify and hold harmless Buyer and its successors and permitted assignee, and Buyer shall indemnify and hold harmless Seller and its successors and assigns (the party or parties being indemnified and held harmless, "Indemnified Party," and the other party, the "Indemnifying Party") as follows:

   (a) Seller shall defend, indemnify and hold harmless Buyer from and against any and all Damages, net of any Tax Benefits and insurance recoverable, incurred or suffered by Buyer and arising out of or connected with:

         (i) any Taxes, including without limitation Taxes relating to the Phase III Policyholders' Tax, which are not fully provided for in the current SAP Tax accruals made on or before December 31, 1994, and which are actually incurred by, imposed upon, or assessed against the Company as a result of or relating to any period ending on or before December 31, 1994, and, to the extent the Company receives refunds of any Taxes relating to any period ending on or before December 31, 1994, Seller shall be entitled to such refunds;

         (ii) any noncompliance by the Company with environmental, health or safety laws prior to the Closing Date;

         (iii) any act or omission of Seller or the Company or any fiduciary under the Plans referred to in Section 3.22, prior to the Closing Date; and


         (iv) any breach by Seller of any of the covenants, agreements, representations or warranties of Seller under this Agreement.

   (b) Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages, net of related Tax Benefits and insurance recoverable, incurred or suffered by Seller and arising out of or connected with:

         (i) any breach by Buyer of any of the covenants, agreements, representations or warranties of Buyer under this Agreement and not waived by Seller in writing; or

         (ii) any Taxes actually incurred by, imposed upon, or assessed against the Company for any event, operation or transaction occurring or arising in a taxable year or period beginning after December 31, 1994, and related to actual income or deductions of the Company, and, to the extent the Seller receives refunds of any Taxes relating to any period beginning after December 31, 1994, Buyer shall be entitled to such refunds. In no event shall this provision be interpreted as an indemnification by Buyer of Seller for a Tax Liability of Company arising from or related to any member of Seller's consolidated tax group other than the Company.

   (c) The parties agree that after Closing the sole and exclusive remedy of any party hereto with respect to any claim for Damages arising out of any asserted breach of this Agreement shall be as provided in this Article V.

   (d) Notwithstanding any other provisions of this Article V, Seller shall not have any Liability for any Damages to the Buyer under Section 5.2 hereof unless and until the cumulative total of such Damages exceeds in the aggregate $50,000, it being understood that after such Damages exceed in the aggregate $50,000, Seller shall be liable to the Buyer for any and all Damages in excess of $1.00.

   (e) No indemnification shall be available under Section 5.2(a)(iv) above with respect to any breach of any representations or warranties of Seller, if such breach and the materiality thereof were within the knowledge of the Buyer prior to the Closing Date, as a result of information provided to Buyer pursuant to Section 6.13 hereof, and Buyer nonetheless proceeded with the Closing.

   Section 5.3. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 5.2 hereof will be asserted and resolved as follows:


   (a)   Notice of Claim and Response.

         (i) In the event any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party under Section 5.2 hereof is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or Buyer ("Third Party Claim"), the Indemnified Party will deliver with reasonable promptness to the Indemnifying Party a notice setting forth the general nature of, basis for and estimated amount of the Third Party Claim (a "Claim Notice"); provided, however, that except as set forth in
   Section 5.3(d) hereof, no Claim Notice will be required with respect to any action, suit, investigation, or proceeding that is in existence on the Closing Date. If the Indemnified Party fails to provide the Indemnifying Party with the Claim Notice at least 14 calendar days before the date on which the Indemnifying Party's ability to defend against the Third Party Claim is irrevocably prejudiced by the Indemnified Party's failure to provide such Claim Notice, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such portion of the Third Party Claim as to which the Indemnifying Party's ability to defend has been prejudiced by such failure of the Indemnified Party.

         (ii) Upon receipt of the Claim Notice, the Indemnifying Party will notify the Indemnified Party with reasonable promptness, whether the Indemnifying Party disputes the Liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

   (b) Assumption of Liability by Indemnifying Party. From and after the time that the Indemnifying Party expressly assumes in writing the absolute and unconditional obligation to indemnify the Indemnified Party from and against all Damages incurred or suffered by the Indemnified Party arising out of or connected with the Third Party Claim (such notice is hereinafter referred to as the "Assumption"), the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be withheld or delayed unreasonably). From the date of the Assumption, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to

contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 5.3(b) and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation.

   (c) Conduct Prior to the Assumption of Liability by the Indemnifying Party. Until the Assumption, the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be withheld or delayed unreasonably). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 5.3(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

   (d)   Dispute of Liability.  Notwithstanding the foregoing provisions of
Section 5.3(c), if the Indemnifying Party has notified the Indemnified Party during the Notice Period that the Indemnifying Party disputes its Liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to Section 5.3(c) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such litigation.

   (e) Non-Third Party Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party will notify the Indemnifying Party with reasonable promptness of such claim by the Indemnified Party, specifying the general nature of and basis for such claim and the estimated amount of such claim (the "Indemnity Notice"). If the


Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party disputes such claim within 60 days of the date of the Indemnity Notice, the amount or estimated amount of such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder.

   Section 5.4.  Tax Matters.

   (a) Tax Returns. As to any Tax or estimated Tax return to be paid or filed by or on behalf of Company on or prior to the Closing Date, Seller shall ensure that each such return is filed and the applicable Tax payment, including any estimated Tax payment, is made by or on behalf of the Company, and shall provide Buyer with a copy of each such return as soon as practicable after the preparation thereof.

   (b) Buyer's Returns. Buyer shall file or cause to be filed when due all returns in respect of Taxes of the Company for taxable years or periods beginning after the Closing Date, and shall pay or cause to be paid the Taxes shown to be due on any such return.

   (c) Refunds. At Buyer's expense, Seller shall cooperate in the filing of any claim for refund necessitated by Buyer's determination that Company has overpaid its Taxes for the period January 1, 1995 through the Closing Date.
At Seller's expense, Buyer shall cooperate in the filing of any claim for refund necessitated by Seller's determination that Company has overpaid its Taxes for any period ending on or before December 31, 1994.

   (d)   Tax Payments.

         (i) Taking into consideration all Tax payments made by or on behalf of the Company for the period of January 1, 1995 through the Closing Date, including estimated Tax payments, Buyer and Seller shall before the Closing Date jointly agree in writing on whether such Tax payments accurately reflect the Company's estimated Tax Liability for such period.

         (ii) Within sixty (60) days after the Closing Date, Buyer and Seller in consultation with their respective accounting firms shall jointly make a final written determination of the Company's federal Tax Liability for the period January 1, 1995 through the Closing Date, which will be included by Seller in its consolidated federal income tax return for 1995. If Buyer and Seller cannot agree, the correct amount of such Tax Liability shall be determined by an independent accounting firm agreed to by the respective accounting firms of Buyer and Seller. If the amount actually paid by the Company is less than the final amount of Taxes, Buyer shall cause the Company to pay to Seller the amount of such difference as

   soon as practicable after the determination of such amount is made. If the amount actually paid by Company is in excess of the final amount of Taxes, Seller shall refund such excess to Company as soon as practicable after the determination of such amount is made. Except for its consolidated federal income tax return for 1995, Seller shall not file any Tax return after the Closing Date which includes the Company for the period January 1, 1995 through the Closing Date.

   (e) Proceedings. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including, without limitation, access to books and records) and reasonable assistance relating to the Company as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution of any proceeding in respect of any proposed adjustment. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any entity with which it is consolidated or combined for any Tax purposes and each shall execute and deliver such documents as are necessary to carry out the intent of this
Section 5.4.

   (f) Buyer will notify Seller promptly of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning the Tax or other Damages covered by Section 5.2(a) hereof ("Tax Claim").

   (g) Buyer will furnish Seller promptly with copies of all correspondence (including without limitation notices, requests, explanations, determinations, schedules, charts, and lists) received from any taxing authority in connection with any Tax Claim. Seller will have the right to approve in advance (which approval shall not be unreasonably withheld) any correspondence sent to any taxing authority by or on behalf of the Company with respect to any Tax Claim to the extent such correspondence would adversely affect the Seller's obligations under Section 5.2(a) hereof; provided however, that the Seller will be deemed to have approved any such correspondence to the extent notice of its disapproval thereof is not delivered or mailed to the Buyer with reasonable promptness, but in all events at least 14 calendar days before the date on which payment of the Tax is due or, if earlier, at least 14 calendar days before the date on which the ability of the Company or Buyer to defend against the Tax Claim is irrevocably prejudiced.

   (h) At its option (following reasonable notice to and consultation with Buyer), Seller may, at its expense, contest any Tax Claim in any legally permissible manner until such time as any payment for Taxes or other Damages with respect to such Tax Claim is due or, upon Seller's payment of such Taxes and other Damages, may sue for a refund thereof where permitted by applicable law. Except as provided in the last sentence of this subsection, Seller will control all proceedings taken in connection with any such contest or refund suit, and may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of

such Tax Claim. The Company and Buyer, as appropriate, will take such lawful action in connection with the contest or refund suit as Seller may reasonably request in writing from time to time, including without limitation the prosecution of the contest or refund suit to a final determination, provided that (i) Seller requests such action with reasonable promptness, but in all events at least 14 calendar days before the date on which payment of the Taxes or other Damages are due or become final, or if earlier, at least 14 calendar days before the date on which the Seller's ability to defend against the Tax Claim is irrevocably prejudiced, (ii) a reasonable basis exists for such contest or refund suit, and (iii) Seller acknowledges (without reservation of rights) its obligations under this Article, including its obligation to reimburse Buyer in full for all costs and expenses incurred by Buyer in connection with such request. Notwithstanding the foregoing provisions of this Section 5.4(h), if any audit, contest or refund suit arising from or in connection with any Tax Claim has or would reasonably be expected to have a material effect on the Liability of the Company or Buyer for Taxes with respect to any period ending after December, 31, 1994, then Buyer may, at its expense, participate in any such audit, contest or refund suit and neither party shall compromise or settle such contest or refund suit without the consent of the other.

   (i) Each indemnification payment arising under Section 5.2(a)(i) shall be made only at such time as there is a final resolution or adjudication with the taxing authority from which no appeal is taken with respect to the change in basis giving rise to the indemnity payment.

   (j) Tax Sharing Agreement. The Seller shall cause any Tax Sharing Agreement in effect between the Company and the Seller or any Affiliate of the Seller to terminate as to the Company as of the Closing Date, and the Company shall have no liability thereunder.

   (k) Consolidated Group Liability. Notwithstanding anything contained in this Agreement, this Agreement does not create any responsibility nor liability of Company for any Taxes attributable to the operations or activities of any other member of Seller's consolidated tax group.

   (l) Tax Claims Procedures. In the event of any conflict or difference between any of the provisions set forth in this Section 5.4 and those set forth in Section 5.3, the provisions set forth in this Section 5.4 shall govern and control with respect to any Tax Claim.

                                  ARTICLE VI.

                         Covenants of Seller and Buyer

   Section 6.1. Investigation of Business. Buyer may, prior to the Closing Date and through its own personnel, independent accountants, consultants, and attorneys,

make, upon reasonable notice and during normal business hours, such investigation of the Company as it deems necessary or advisable; provided, however, that such investigation shall not in any way release or otherwise affect Seller's representations and warranties hereunder. Seller agrees, upon reasonable notice and during normal business hours, to permit Buyer and its representatives to have, after the date of execution hereof, full access to all the books, records, properties, contracts, and offices of the Company and will furnish the Buyer all financial, operating and other data and information as they reasonably request. All information acquired by Buyer or its agents concerning the Company, Seller or any Affiliate thereof, and all information acquired by Seller or any Affiliate thereof or their agents concerning Buyer or any Affiliate thereof, shall be held in confidence and shall not be used or communicated to any third party (other than its independent accountants, consultants, or attorneys), except such items which are matters of public record or as may be required by law. In the event of the termination of this Agreement, Buyer shall deliver to Seller all documents, work papers and other material obtained by Buyer or on behalf of Buyer from Seller or the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

   Section 6.2. HSR Filings. Each of Buyer and Seller shall (a) take promptly all actions necessary to make the filings required by each or their respective Affiliates under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (the "HSR Act"), (b) comply at the earliest practicable date with any request for additional information received by it or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the other party hereto in connection with such filings, and (d) request early termination of the applicable waiting period.

   Section 6.3. Regulatory Approvals. Each of Buyer and Seller shall take all reasonable steps and shall use all commercially reasonable efforts to obtain as promptly as practicable all necessary approvals, authorizations and consents of any Regulatory Authority required to be obtained to consummate the transactions contemplated hereby and shall cooperate with the other party hereto in seeking to obtain all such approvals, authorizations and consents. Each of Buyer and Seller shall use all commercially reasonable efforts to provide such information to governmental and regulatory bodies (including, without limitation, applicable insurance regulators) as such bodies or the other party thereto may reasonably request.

   Section 6.4. Financial Statements and Reports. As promptly as practicable upon completion of the statutory audited financial statements of the Company for the year ending December 31, 1994, Seller shall deliver such financial statements to Buyer, which (i) will be prepared in accordance with SAP consistently applied in accordance with past practice, shall be true, accurate and complete in all material respects, and shall present fairly the statutory financial condition of the Company, the statutory results of the Company's operations, the statutory changes in the Company's

financial condition and the other information included therein for the periods or as of the dates therein set forth; (ii) shall contain and reflect adequate provisions for all material Liabilities for all Taxes with respect to the periods then ended and all prior periods; (iii) with respect to contracts and commitments for the sale of property or the provision of services by the Company, shall contain and reflect all reserves required by SAP; (iv) except as specifically described therein, shall reflect no material items of non-recurring income, and all material transactions with any related or affiliated party for the periods covered thereby shall be clearly revealed therein; and
(v) shall include therein all of the schedules and exhibits required by SAP, which schedules and exhibits shall be accurate and complete in all material respects, and shall fairly present, in accordance with SAP, the data shown by such schedules and exhibits. As promptly as practicable after each calendar quarter ending between the date hereof and through the Closing Date, Seller shall deliver to Buyer true and complete copies of the quarterly Financial Statement prepared by the Company for each quarter then ended and each such quarterly Financial Statement shall be prepared in accordance with statutory accounting practices required or permitted by the New York Insurance Department and shall present fairly, in all material respects, the statutory admitted assets, liabilities, and statutory capital and surplus of the Company as of the date thereof and the Company's results of operation and cash flow for and during the respective periods covered thereby.

   Section 6.5. 401k Plan. On the Closing Date, pursuant to specific authority granted in the applicable Plan documents, the Seller will cause the Company to withdraw from participation in the Southwestern Life Corporation Savings Investment Plan (the "401k Plan"). On the Closing Date, or as soon thereafter as reasonably possible, but in no event later than December 31, 1995, Seller shall cause such 401k Plan to make full distribution to the Company's employees of their accrued benefits thereunder. In connection with such distribution, Seller shall cause such plan to offer such employees an election, among other things, either (i) to receive their benefits in the form of a lump sum (or in any other form of distribution available under such 401k Plan that is a protected form of distribution under Section 411(d)(6) of the Code or the regulations thereunder) or (ii) to have their benefits (except for the dollar amount of any after-tax employee contributions included therein) transferred to the Buyer's qualified 401k plan [or, at the Buyer's option, to a new defined contribution plan that is established by the Company on or after the Closing Date and that is considered an eligible retirement plan within the meaning of Code Section 401(a)(31)(D)] by means of a direct rollover under Code Section 401(a)(31) that is not subject to Code Section 414(l)(1). The Seller shall continue to maintain its 401k Plan until sometime after such distribution is made.

   Section 6.6. Employee Welfare Benefit Plans. In the case of any employee welfare benefit Plan in which the Company participates with the Seller, benefits attributable to premiums paid or accrued or contributions made or accrued by the Company prior to the termination of its participation in such Plan will be paid under

such Plan to employees and former employees of the Company (and their beneficiaries, spouses and dependents) in accordance with the terms of such Plan. The Company shall be permitted (but not required) to continue its participation in all or any of such Plans providing medical expense benefits until the earliest of (i) December 31, 1995 and (ii) the date the Company, by appropriate action of its Board of Directors, terminates such participation. The Company shall pay the entire cost of such continued participation (as well as the cost of its participation prior to the Closing Date) through payment of insurance premiums or actuarially-determined Plan contributions, as it has in the past. In the case of any employee welfare benefit Plan under which the Company pays a rate to the Seller or the Plan that is reconciled annually against claims activity, the Company shall pay the rate set for the current Plan year, but there shall be no retroactive adjustment with regard to post-1994 claims activity. In the case of any Plan in which the Company's participation is terminated and which provides health care, dental or vision benefits, the following amounts shall be paid under the Plan, in accordance with the terms of such Plan as in effect at the time of such termination: (a) amounts payable to or for any covered person with respect to covered expenses incurred prior to such termination; (b) with respect to any employee of the Company who at the time of such termination is not actively at work due to illness or disability, amounts payable to or for such employee (or the spouse or any dependent of such employee) with respect to covered expenses incurred during the continuation of such illness or disability and prior to return to work; (c) in the case of any beneficiary, spouse or dependent who at the time of such termination is disabled due to illness or disability, amounts payable to or for such beneficiary, spouse or dependent with respect to covered expenses incurred during the continuation of such illness or disability; provided the Company continues to make payment of any premiums or other fundings required to be made under the terms of the Plan as in effect on the date hereof. To the extent the provision of continuation coverage is required by the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), as amended, it shall be provided under such Plans where the qualifying event occurs prior to such termination and by the Buyer or the Company where the qualifying event occurs at or after termination. Prior to the termination of the Company's participation in any such Plan, the Seller or a Control Group member other than the Company shall remain responsible for administering such Plans and making all benefit determinations thereunder. This section shall not be deemed (a) to create or increase any benefit that would not have been available had such termination and the sale hereunder not occurred or (b) to eliminate or reduce any benefit.

   Section 6.7.  Retiree Benefits.  Except as otherwise provided in Section
6.6 above, the Buyer agrees that after the Closing the Company shall bear the costs of providing (a) each Company employee who retired or whose service to the Company was otherwise terminated on or before the Closing, with the medical, life and other insurance benefits, if any, to which he or she is entitled by law or contract; and (b) each Company employee who was disabled on the Closing Date (or who becomes disabled after the Closing Date due to an injury or illness incurred on or before the


Closing Date), with the disability benefits, if any, to which he or she is entitled by law or contract; provided, however, nothing in this Section 6.7 shall be deemed to affect the Buyer's or the Company's exclusive right to terminate any or all of such medical, life and other insurance benefits, and any or all of such disability benefits, as to any or all such retired or terminated Company employees.

   Section 6.8. Payment of Taxes. Seller shall pay all sales taxes, other property transfer taxes, all documentary or other stamp taxes and all other taxes, including but not limited to corporate income and franchise taxes, if any, arising out of or related to the sale by Seller of the Shares.

   Section 6.9. Further Assurances. Subject to the terms and conditions of this Agreement and applicable law, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including, without limitation, using all commercially reasonable efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, and other contracts,
(b) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, and (c) to fulfill all conditions to and covenants contained in this Agreement. If, after the Closing Date, any action is necessary to effect the purposes of this Agreement, the proper officers and directors of Buyer, Seller and the Company will use all commercially reasonable efforts to take all such necessary action.

   Section 6.10.  Conduct of Business.

   (a) Prior to the Closing, except as otherwise consented to or approved by Buyer in writing or as otherwise expressly provided in this Agreement, Seller covenants and agrees that:

         (i) The Company will conduct its business solely in the ordinary course consistent with past practices.

         (ii) The Company will not intentionally take or willfully omit to take any actions that results in or could reasonably be expected to result in, a Material Adverse Effect.

         (iii) Each of the Company, Seller and each Affiliate of Seller will use its commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the Company's present officers and key employees and consultants, and

   to maintain satisfactory relationships with customers, agents, reinsurers, suppliers, and other persons having business relationships with the Company.

   (b) Without limiting the provisions of Section 6.10 or as otherwise expressly provided in this Agreement, prior to the Closing the Company will not, and Seller will cause the Company to not, except as otherwise consented to or approved by Buyer in writing:

         (i) Issue, sell, or dispose of additional shares of capital stock of any class (including the Shares) of the Company, or securities convertible into or exchangeable for any such shares or securities, or any rights, warrants, or options to acquire any such shares or securities;

         (ii) Redeem, purchase, or otherwise acquire, or propose to redeem, purchase, or otherwise acquire, any of its outstanding capital stock, or other securities of the Company;

         (iii) Split, combine, subdivide, or reclassify any of its capital stock or declare, set aside, make, or pay any dividend or distribution on any shares of its capital stock;

         (iv) Sell, pledge, dispose of, or encumber any of its assets, except for sales, pledges, dispositions, or encumbrances other than with respect to Seller or Affiliates of Seller in the ordinary course of business consistent with past practices;

         (v) Incur or modify any indebtedness or issue or sell any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become absolutely or contingently responsible for obligations of any other person, or make any loans or advances, other than with respect to Seller or Affiliates of Seller in the ordinary course of business consistent with past practices;

         (vi) Adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any existing plan or arrangement


   (including, without limitation, the granting or vesting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds, or other such arrangements or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing; or make or agree to make any payments to any directors, officers, agents, contractors, or employees relating to a change or potential change in control of the Company;

         (vii) Acquire by merger, consolidation, or acquisition of stock or assets of any corporation, partnership, or other business organization or division or make any investment either by purchase of stock or securities (other than portfolio investments), contributions to capital, property transfer, or purchase of any material amount of property or assets, in any other person;

         (viii) Adopt any amendments to the Company's charter or bylaws or equivalent organizational documents;

         (ix) Take any action other than in the ordinary course of business and consistent with past practices, to pay, discharge, settle, or satisfy any claim, liability, or obligation (absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise);

         (x) Change any method of accounting or accounting practice used by the Company or any of its subsidiaries, except for any change required by reason of a concurrent change in accounting principles;

         (xi) Revalue in any respect any of its assets, including, without limitation, writing down the value of its portfolio or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

         (xii) Authorize any new capital expenditure that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $500,000;

         (xiii) Make any tax election, settle or compromise any Tax liability or consent to the extension of time for the assessment or collection of any Tax;

         (xiv) Make any accrual of Taxes in excess of the accrual of Taxes contained in the unaudited Financial Statements for the period ending December 31, 1994;


         (xv) Settle or compromise any pending or threatened suit, action, or claim material to the Company or to the transactions contemplated by this Agreement;

         (xvi) Enter into any agreement, arrangement, or understanding to do any of the foregoing actions in this Section 6.10, including any agreement, arrangement, or understanding resulting in or providing for a sale of any assets of the Company (other than a sale of assets in the ordinary course of business and consistent with past practices) or a merger or other liquidation, sale, or disposition of the Company; or

         (xvii) Intentionally or wilfully take any action or omit to take any reasonable action that would make any representation or warranty in
   Article III untrue or incorrect in any material respect at any time, including as of the date of this Agreement and as of the Closing Date.

         (xviii) Make any payment to or incur any Liability with respect to Seller or any Affiliate of Seller.

   Section 6.11. Negotiations with Third Parties. Seller agrees that, from the date of this Agreement to the earlier of Closing Date or the date of termination of this Agreement: (a) it shall not solicit, encourage, negotiate or enter into an agreement with any person with respect to any offer to acquire any Share; and (b) it shall cause the Company to not discuss, solicit, encourage, negotiate or enter into an agreement with any person with respect to any offer to acquire all or any significant portion of its properties or assets.

   Section 6.12. Notification of Developments. Each of Seller and Buyer will give prompt notice to the other party, of, and contemporaneously will provide such other party with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing (a) the occurrence, or failure to occur, of any event, which occurrence or failure could cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time, (b) any material failure of Seller, Buyer or the Company, as the case may be, or any officer, director, employee, or agent of Seller, Buyer or the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, (c) any act, omission to act, event, or occurrence that, with notice, the passage of time, or otherwise, could result in a Material Adverse Effect on the Company or Seller, as the case may be, and (d) any contingent material Liability of the Company for which it or Seller reasonably believes the Company will, with the passage of time or otherwise, become liable. No such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties under this Agreement.


   Section 6.13. Public Announcements. The Seller and the Company on the one hand and the Buyer on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, or the other transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

   Section 6.14. Company Employees. Seller acknowledges and agrees that the employees of the Company are a valuable proprietary asset of the Company. Seller covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after the Closing Date, neither Seller nor any of its Affiliates will, without the express written consent of Buyer, directly or indirectly hire or offer to hire any Company employee (including any employee who is also an officer of the Company) or directly or indirectly induce or attempt to induce any such employee of the Company to leave their employment with the Company. Seller further agrees that Buyer may negotiate or otherwise discuss employment matters with such employees; provided, however, that no employment relationship or contractual arrangement shall become effective prior to the Closing.

   Seller specifically agrees and consents to the reasonableness of the above
- - detailed restrictions in each and every respect. Seller acknowledges and agrees that any violation of any provision of this Section 6.14 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement, and that as a result, Buyer's remedy at law for actual or threatened violations of the provisions of this Section 6.14 will be inadequate to redress the harm caused by such violation. Therefore, in the event of any such violation, Seller agrees that Buyer shall be entitled to temporary and permanent injunctive relief against such violations, including the cost of reasonable attorneys' fees and charges incurred by Buyer in the enforcement of these covenants. However, nothing herein stated shall be construed as prohibiting Buyer from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Seller.

   Section 6.15. No Additional Liabilities. Between the date hereof and the Closing Date, the Company will not, without the prior written consent of Buyer, voluntarily incur or become subject to any material Liability of any kind, except deferred Taxes, current liabilities incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement, and obligations under contracts entered into in the ordinary course of business or as otherwise contemplated by this Agreement.


                                 ARTICLE VII.

                   Conditions of Buyer's Obligation to Close

   The obligation of Buyer to consummate the transaction described in Article II hereof is subject to the satisfaction on or before the Closing Date of all of the following conditions precedent (any of which may be waived in writing by Buyer):

   Section 7.1. Representations, Warranties and Covenants of Seller. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except that any such representations and warranties that are made or given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; each of the covenants and agreements of Seller to be performed on or before the Closing Date shall have been duly performed, and Buyer shall have received at the Closing a certificate to the foregoing effects dated the Closing Date and executed by a duly authorized officer of Seller.

   Section 7.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, regulatory approvals, orders, qualifications, waivers and other actions of any kind required of any Persons, in connection with the consummation of the transaction described in
Article II hereof and all applicable waiting periods shall have expired or been terminated.

   Section 7.3. No Litigation. No action, suit or proceeding shall have been instituted by any Person, or threatened by or before any Governmental Agency to restrain or prevent the carrying out of the transactions contemplated by this Agreement, that seeks other material relief with respect to any of such transactions, or that is of such character as might have a Material Adverse Effect on the Company, and no investigation by any Governmental Agency shall have commenced or be threatened that might result in any such action or proceeding. At the Closing Date, no injunction, restraining order or decree of any nature of any Governmental Agency shall be in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

   Section 7.4. Financial Statements. The audited Financial Statements as of and for the year ending December 31, 1994 shall not vary materially from the unaudited Financial Statements as of and for the year ended December 31, 1994 provided to the Buyer, except for any differences which individually or in the aggregate do not have a Material Adverse Effect on the Company.

   Section 7.5. Officers and Directors. Except as waived in writing by Buyer, each person who is an officer or director of the Company shall have executed and

delivered his resignation from such office or directorship, effective on the Closing Date, in form satisfactory to Buyer.

   Section 7.6. Tax Payments. Seller and Buyer shall have agreed in writing to the amount of the Tax payments as provided in Section 5.4(d)(i).

   Section 7.7. Constitution Life Management and Service Agreement. The Management and Service Agreement by and between the Company and Constitution Life Insurance Company, a Kentucky insurance corporation, dated as of October 1, 1992, shall have been amended in the manner provided by Exhibit A (the "Amendment to the Management and Service Agreement").

   Section 7.8.  Closing Documents.

   (a)   Buyer shall have received:

         (i) true, accurate and complete copies of the charter of the Company, as amended to the Closing Date, certified as of a recent date by the New York Secretary of State;

         (ii) a certificate issued as of a recent date by the New York Secretary of State evidencing the valid existence and good standing of the Company in the State of New York;

         (iii) a certified copy of the certificate of authority or other comparable certificate, which is currently in full force and effect, issued by the insurance authority of each state or other jurisdiction in which the Company is purportedly licensed to engage in any insurance business evidencing that the Company is authorized to engage in insurance business in such state or other jurisdiction;

         (iv) a certificate of compliance or other comparable certificate issued as of a recent date by the insurance authority of each state or other jurisdiction in which the Company is licensed to engage in any insurance business evidencing that the Company is in compliance with the insurance laws and regulations of such state or other jurisdiction applicable to the Company and listing the lines of business in which the Company is authorized to engage;

         (v) certificates for all of the Shares, with appropriate stock powers attached, properly signed, with the signature or signatures thereon guaranteed, together with evidence of payment of any applicable stock transfer taxes, and the stock books and stock transfer records of the Company delivered to the Company;


         (vi) certificates dated the Closing Date and executed by a duly authorized officer of Seller attesting to the incumbency of the officers and directors of the Company and the authenticity of the Company's charter, bylaws and corporate minutes, and certifying that no actions have been taken by the shareholders or directors of the Company since the date of the last minutes contained in the minute book thereof;

         (vii) resolutions of the Board of Directors of the Seller approving this Agreement and the Amendment to the Management and Service Agreement certified by the Secretary of the Seller and resolutions of the Company approving the Amendment to the Management and Service Agreement, certified by the Secretary of the Company; and

   (b) Buyer shall have received a written opinion, dated the Closing Date, of Winstead, Sechrest & Minick, counsel for Seller, substantially in the form of Exhibit B hereto.

                                 ARTICLE VIII.

                  Conditions to Seller's Obligation to Close

   The obligation of Seller to consummate the transaction described in Article II hereof is subject to the satisfaction on or prior to the Closing Date of all of the following conditions precedent (any of which may be waived in writing by Seller);

   Section 8.1. Representations, Warranties and Covenants of Buyer. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except that any such representations and warranties that are made or given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; each of the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed, and Seller shall have received at the Closing Date a certificate to the foregoing effects dated the Closing Date and executed by a duly authorized officer of Buyer.

   Section 8.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, regulatory approvals, orders, qualifications, waivers and other actions of any kind required of any Persons in connection with the consummation of the transaction described in
Article II hereof and all applicable waiting periods shall have expired or been terminated.


   Section 8.3. Opinion of Counsel to Buyer. Seller shall have received a written opinion, dated the Closing Date, of Bose McKinney & Evans, counsel for Buyer, substantially in the form of Exhibit C hereto.

   Section 8.4. No Litigation. No action, suit or proceeding shall have been instituted by any Person, or threatened by or before any Governmental Agency to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other material relief with respect to any of such transactions, and no investigation by any Governmental Agency shall have commenced or be threatened that might result in any such action or proceeding. At the Closing Date, no injunction, restraining order or decree of any nature of any Governmental Agency shall be in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

   Section 8.5. Tax Payments. Seller and Buyer shall have agreed in writing to the amount of Tax payments as provided in Section 5.4(d)(i).

                                  ARTICLE IX.

                     Termination, Amendment and Extension

   Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

   (a)   By mutual consent of Seller and Buyer.

   (b)   By Seller or Buyer if:

         (i) the Closing shall not have occurred on or before September 30, 1995 or such later date as Buyer and Seller may agree in writing;

         (ii) any Governmental Agency has issued a final order, decree, or ruling or taken any other final action restraining, enjoining, or otherwise prohibiting the sale of the Shares by Seller or the purchase of the Shares by Buyer as contemplated by Article II of this Agreement, and such order, decree, ruling, or other action is or has become nonappealable; or

         (iii) the New York Insurance Department shall disapprove the Buyer's purchase of Shares as contemplated by this Agreement.


   (c) By Buyer on notice to Seller if any condition to Buyer's obligations pursuant to Article VII has not been satisfied or, if waivable, waived by it on or before the Closing Date or cannot be satisfied prior to September 30, 1995.

   (d) By Seller on notice to Buyer if any condition to Seller's obligations pursuant to Article VIII has not been satisfied or, if waivable, waived by it on or before the Closing Date or cannot be satisfied prior to September 30, 1995.

   Section 9.2. Obligations Upon Termination. No party electing to terminate under Section 9.1 of this Agreement shall be considered to be in default of its obligations under this Agreement by reason of such election. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement (except the obligation of Buyer and Seller under Section 6.1 hereof) shall terminate. Nothing in this
Section 9.2 shall impair any rights or remedies of a party for breach of any covenant or agreement on the part of any other party.

   Section 9.3. Rights Upon Termination. If there is no Closing on or before December 31, 1995, and if an election to terminate is made under Section 9.1(b)(i), both electing and nonelecting parties will continue to have all rights and remedies for breach of any obligation or agreement on the part of any other party.

   Section 9.4. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein.

                                  ARTICLE X.

                                 Miscellaneous

   Section 10.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

   Section 10.2. Governing Law. The validity, interpretation, enforcement and effect of this Agreement shall be construed in accordance with the laws of the State of Delaware (without giving effect to the principles governing conflicts of law).

   Section 10.3. Entire Agreement. This Agreement and the Schedules and Exhibits hereto, which are incorporated herein by reference, contain the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the

parties hereto with respect to the subject matter hereof other than those set forth or referred to herein.

   Section 10.4. Expenses. Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall not be charged with or pay any legal fees or other expenses incurred by Seller in connection with this Agreement or the transactions contemplated hereby.

   Section 10.5. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below. Notice to Seller shall be addressed to:

         Southwestern Life Insurance Company
         500 North Akard, 12th Floor
         Dallas, Texas  75201
         Attention:     Daniel Gail, Esquire
                        Executive Vice President and General Counsel

         with a copy to:      Rodney D. Moore
                              Winstead, Sechrest & Minick, P.C.
                              334 Padre Boulevard
                              South Padre Island, TX  78597

or at such other address and to the attention of such other person as Seller may designate by notice to the other parties hereto. Notices to Buyer shall be addressed to:

         Indianapolis Life Insurance Company
         2960 North Meridian Street
         Indianapolis, Indiana  46208
         Attn:    Andrew C. Emerson, Esquire
                  Vice President and General Counsel

         with a copy to:      David A. Butcher
                              Bose McKinney & Evans
                              2700 First Indiana Plaza
                              135 North Pennsylvania Street
                              Indianapolis, IN  46204

or at such other address and to the attention of such other person as Buyer may designate by notice to the other parties hereto. Any notice hereunder shall be

deemed to have been served or given as of the date such notice is personally delivered or three (3) business days after it is mailed.

   Section 10.6. Name. Seller acknowledges and agrees that neither Buyer nor the Company has any obligation to change the name of the Company after the Closing.

   Section 10.7. Successors and Assigns. The rights and obligations of any party to this Agreement shall not be assignable by such party without the prior written consent of all other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement, without the consent of Seller, to any Affiliate of Buyer, provided, however, no such assignment shall release Buyer from any of its obligations hereunder. This Agreement shall inure to the benefit and shall be binding upon the respective successors and permitted assigns of the parties hereto. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   Section 10.8. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

   Section 10.9. Severability. The provisions of this Agreement are severable and the invalidity of any one or more provisions, including, but not limited to, any one of the various restrictions contained in Section 6.11, does not affect or limit the enforceability of the remaining provisions.

   Section 10.10. Gender. Whenever in this Agreement any masculine, feminine or neuter pronoun is used, such pronouns shall also include the other genders whenever required by the context.


   IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day and year first above written.

                                   SOUTHWESTERN LIFE INSURANCE
                                   COMPANY



                                   By:/s/Robert C. Greving
                                      ------------------------------
                                      Robert C. Greving
                                      Executive Vice President
ATTEST:



/s/Daniel B. Gail
- ----------------------------
       Secretary

                                   INDIANAPOLIS LIFE INSURANCE COMPANY



                                   By:/s/Larry R. Prible
                                      ------------------------------
                                      Larry R. Prible, President and
                                      Chief Executive Officer
ATTEST:



/s/Margaret M. McKinney
- ----------------------------
       Secretary


                                   EXHIBIT A

                 AMENDMENT TO MANAGEMENT AND SERVICE AGREEMENT

This Amendment to Management and Service Agreement (the "Amendment"), dated as of ____________, 1995, is entered into between BANKERS LIFE INSURANCE COMPANY OF NEW YORK, a New York insurance company ("Bankers") and CONSTITUTION LIFE INSURANCE COMPANY, a Kentucky insurance company ("Constitution").

                            INTRODUCTORY PROVISIONS

The following statements are true and correct and form the basis for this
Agreement:

      A. Bankers and Constitution are parties to that certain Management and Service Agreement dated as of October 1, 1992, (the "Agreement"), a true and complete copy of which Agreement is attached hereto as Exhibit A.

      B. Bankers and Constitution desire to modify the Agreement as provided for below in this amendment.

Now, therefore, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Section 2.1 of the Agreement is hereby amended by striking the last sentence thereof in its entirety.

      2. The first and second paragraphs of Section 5.1 of the Agreement are hereby amended to read in their entirety as follows:

                  This Agreement shall be effective as of October 1, 1992, and shall terminate on June 30, 1997, unless extended by written agreement signed by both Bankers and Constitution. Upon the breach of this Agreement by either party, the non-breaching party shall have all rights and remedies available to it in law and equity.

      3. Except as expressly provided for in this Amendment, the terms and provisions of the Agreement remain in full force and effect without amendment or modification.

      Executed to be effective as of __________, 1995.

                             BANKERS LIFE INSURANCE COMPANY OF
                             NEW YORK



                             By: _____________________________


                             CONSTITUTION LIFE INSURANCE COMPANY



                             By: _____________________________


                                   EXHIBIT B

                   [WINSTEAD, SECHREST & MINICK STATIONERY]

____________, 1995

Indianapolis Life Insurance Company
2960 N. Meridian Street
Indianapolis, Indiana 46208

Attn: Andrew C. Emerson, Esquire
       Vice President and General Counsel

Ladies and Gentlemen:

We have acted as special counsel to Southwestern Life Insurance Company, a Texas stock life insurance company (the "Seller") and are rendering this opinion to you pursuant to Section 7.8 of the Stock Purchase Agreement (the "Agreement"), dated April ___, 1995, between the Seller and Indianapolis Life Insurance Company, an Indiana mutual life insurance company (the "Buyer"), pursuant to which the Buyer will acquire from Seller all of the outstanding capital stock of Bankers Life Insurance Company of New York, a New York stock life insurance company (the "Company"). Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to such terms in the Agreement.

In connection with our representation of Seller, we have examined the Agreement and such other records, certificates and other documents and such matters of law as we have considered necessary and appropriate for the purpose of rendering the opinion set forth below.

For purposes of rendering this opinion, we have, with your consent and without investigation, assumed:

      (a) the genuineness of the signature of all persons signing the Agreement and all instruments, documents, certificates, applications, consents, filings and/or agreements related to the transactions contemplated thereby or included in the schedules or exhibits thereto (collectively, the "Pertinent Documents");

      (b) the authority of each person executing the Pertinent Documents on behalf of the parties thereto (other than the Seller and the Company);

      (c)   the authenticity of all documents submitted to us as originals;

      (d) the accuracy and completeness of all corporate public documents and records made available to us;


Indianapolis Life Insurance Company
____________, 1995
Page 2


      (e) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies;

      (f) the due authorization, execution and delivery of the Pertinent Documents by the parties thereto (other than the Seller and the Company);

      (g)   the legal existence of Buyer;

      (h) the legal competency of all natural persons who are parties to the Pertinent Documents;

      (i) the compliance by Buyer with all laws applicable to it that affect the transactions contemplated by the Pertinent Documents; and

      (j) that the Pertinent Documents are binding upon all the parties thereto (other than the Seller and the Company), and that all the parties thereto (other than the Seller and the Company) will act in accordance with the terms and provisions thereof.

In addition, we have assumed that:

      (a) all decisional authorities, statutes, rules and regulations comprising the applicable law for which we are assuming responsibility are published or otherwise generally accessible in each case in a manner generally available to lawyers practicing in the State of Texas; and

      (b) routine procedural matters, such as service of process or qualification to do business in the jurisdiction, will be satisfied by the party seeking to enforce any of the Pertinent Documents.

Based on the foregoing and subject to the exceptions hereinafter set forth, we are of the opinion that:


Indianapolis Life Insurance Company
____________, 1995
Page 3

      1. The Seller is a stock life insurance company duly incorporated, validly existing and in good standing under the laws of the State of Texas.

      2. The Company is a stock life insurance company duly incorporated and validly existing and in good standing under the laws of the State of New York. The Company is (i) duly licensed, authorized and qualified to issue or write, in each state or other jurisdiction listed on Schedule 3.1 to the Agreement, the classes or kinds of insurance listed therein opposite each such state or jurisdiction and (ii) has all requisite corporate power and authority to own, operate or lease its assets and properties and otherwise to carry on and engage in the insurance business as presently conducted.

      3. The execution and delivery of, and the performance of its obligations under, the Agreement and the other Pertinent Documents by the Seller were duly authorized by all requisite corporate action, including without limitation any necessary director or shareholder approval on the part of Seller. The Seller has the requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The Agreement is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditor's rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or similar authority before which any proceeding therefor may be brought.

      4. The execution and delivery of, and the performance of its respective obligations under, the Agreement by Seller and the Company do not and the consummation of the transactions contemplated thereby will not: (i) violate any provision of the Seller's or Company's charter, bylaws or other organizational documents; (ii) violate or conflict with any law, statute, rule or


Indianapolis Life Insurance Company
____________, 1995
Page 4

            regulation, or to our knowledge any ordinance, order, writ, injunction, decree, judgment or arbitration award binding on or applicable to the Seller or the Company except as may result from the failure to obtain the consents and approvals specifically contemplated in the Agreement, which consents and approvals have been received on or before the date hereof; or (iii) to our knowledge require any action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other person or entity, other than such consents specifically contemplated in the Agreement which have been received on or before the date hereof.

      5. The authorized shares of all classes of the Company consist solely of 4,603 shares of common stock, $435.00 par value per share (the "Shares"), all of which are issued and outstanding. To our knowledge, upon consummation of the transaction, the Buyer will acquire good and valid title to all of the Shares free and clear of any Encumbrances. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are evidenced by certificate No. ____. All of the Shares are owned of record and, to our knowledge, beneficially by the Seller free and clear of any Encumbrances. To the best of our knowledge, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, or other rights of any kind to acquire any interest in any shares of any class of stock of the Company, and there are no voting trusts or other agreements, understandings or restrictions of any kind with respect to the voting of the shares of any class of stock of the Company or the sale, redemption or other disposition thereof.

      In rendering the opinion expressed in paragraph 1 above with respect to existence and good standing, we have relied exclusively upon certificates issued by the Secretary of State of the State of Texas; in rendering the opinion expressed in paragraph 2 above with respect to existence and good standing of the Company, we have relied exclusively upon certificates issued by the Secretary of State of New York; in rendering the opinion expressed in paragraph 2 above with respect to licensing and qualification of the Company, we have relied exclusively upon


Indianapolis Life Insurance Company
____________, 1995
Page 5

certificates issued by the department of the Insurance Commissioner (or similar state authority) of the jurisdictions listed on Exhibit 3.1 to the Agreement.

      The terms "to our knowledge" and "known to us" and other terms of similar import used in this opinion shall mean a verification only to the extent of the existing actual knowledge of lawyers in this firm that have participated in the representation of Seller and the Company and are not intended to imply that we in fact have actual knowledge of the subject matter to which such terms apply. However, in the course of rendering the legal services described in this opinion letter, no facts or circumstances have come to the attention of the lawyers in this firm that have participated in the representation of Seller and the Company that any such information [or that any of the representations and warranties of the Seller contained in Article III of the Agreement] are incorrect in any material respect. You are advised that our engagement by Seller and the Company has been limited to specific matters about which we have been consulted; consequently, there are matters of a legal nature involving Seller and the Company about which we have not advised or represented them.

      This opinion letter is limited to the current Federal laws of the United States and current internal laws of the State of Texas and the State of Delaware (without giving effect to any conflict of law principles thereof), and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery and is based on facts and conditions presently known to us and the laws and regulations currently in effect. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter occur or come to any attention, even though the legal analysis or legal conclusions contained in this opinion letter may be affected by such changes.

      This opinion is furnished to you pursuant to the Agreement, is solely for your benefit in connection with the transactions contemplated thereby and may not be used or relied upon by, nor published or communicated to, any other person for any purpose whatsoever without in each instance our prior and express written consent.

Very truly yours,

WINSTEAD, SECHREST & MINICK, P.C.


                                   EXHIBIT C

                     [BOSE McKINNEY & EVANS STATIONERY]



____________, 1995


Southwestern Life Insurance Company
500 N. Akard, 12th Floor
Dallas, Texas 75201

Attn: Daniel Gail, Esquire
      Executive Vice President and General Counsel

Ladies and Gentlemen:

We are counsel to Indianapolis Life Insurance Company, an Indiana mutual life insurance company (the "Buyer"), and we are rendering this opinion to you pursuant to Section 8.3 of the Stock Purchase Agreement (the "Agreement"), dated April ___, 1995, between the Buyer and Southwestern Life Insurance Company, a Texas stock life insurance company (the "Seller"), pursuant to which the Buyer will acquire from Seller all of the outstanding capital stock of Bankers Life Insurance Company of New York, a New York stock life insurance company (the "Company"). Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to such terms in the Agreement.

In connection with our representation of Buyer, we have examined the Agreement and such other records, certificates and other documents and such matters of law as we have considered necessary and appropriate for the purpose of rendering the opinion set forth below.

For purposes of rendering this opinion, we have, with your consent and without investigation, assumed:

      (a) the genuineness of the signature of all persons signing the Agreement and all instruments, documents, certificates, applications, consents, filings and/or agreements related to the transactions contemplated thereby or included in the schedules and exhibits thereto (collectively, the "Pertinent Documents");


Southwestern Life Insurance Company
____________, 1995
Page 2

      (b) the authority of the person executing the Pertinent Documents on behalf of the parties thereto (other than the Buyer);

      (c)   the authenticity of all documents submitted to us as originals;

      (d) the accuracy and completeness of all corporate public documents and records made available to us;

      (e) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies;

      (f) the due authorization, execution and delivery of the Pertinent Documents by the parties thereto (other than the Buyer);

      (g)   the legal existence of the Seller and the Company;

      (h) the legal competency of all natural persons who are parties to the Pertinent Documents;

      (i) the compliance by the Seller and the Company with all laws applicable to each of them that affect the transactions contemplated by the Pertinent Documents; and

      (j) that the Pertinent Documents are binding upon all the parties thereto (other than the Buyer), and that all the parties thereto (other than the Buyer) will act in accordance with the terms and provisions thereof.

In addition, we have assumed that:

      (a) all decisional authorities, statutes, rules and regulations comprising the applicable law for which we are assuming responsibility are published or otherwise generally accessible in each case in a


Southwestern Life Insurance Company
____________, 1995
Page 3

         manner generally available to lawyers practicing in the State of Indiana; and

      (b) routine procedural matters, such as service of process or qualification to do business in the jurisdiction, will be satisfied by the party seeking to enforce any of the Pertinent Documents;

Based on the foregoing and subject to the exceptions hereinafter set forth, we are of the opinion that:

      1. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana.

      2. The execution and delivery of, and the performance of its obligations under, the Agreement by the Buyer were duly authorized by all necessary corporate action, including without limitation, any necessary director or policyholder approval on the part of Buyer. The Buyer has the requisite corporate power and authority to execute and deliver the Agreement and to perform its obligation thereunder. The Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditor's rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or similar authority before which any proceeding therefor may be brought.

      3. The execution and delivery of, and the performance of its obligations under, the Agreement by Buyer does not, and the consummation of the transactions contemplated thereby will not:


Southwestern Life Insurance Company
____________, 1995
Page 4

      (i) violate any provision of the Buyer's charter, bylaws or other organizational document; or (ii) violate or conflict with any law, statute, rule or regulation, or to our knowledge any ordinance, order, writ, injunction, decree, judgment or arbitration award binding on or applicable to the Buyer except as may result from the failure to obtain the consents and approvals specifically contemplated in the Agreement, which consents and approvals have been received on or before the date hereof.

In rendering the opinion expressed in paragraph 1 above with respect to existence and good standing, we have relied exclusively upon certificates issued by the Secretary of State of the State of Indiana.

The terms "to our knowledge" and "known to us" and other terms of similar import used in this opinion shall mean a verification only to the extent of the existing actual knowledge of lawyers in this firm that have participated in the representation of Buyer and are not intended to imply that we in fact have actual knowledge of the subject matter to which such terms apply. However, in the course of rendering the legal services described in this opinion letter, no facts or circumstances have come to the attention of the lawyers in this firm that have participated in the representation of Buyer that any such information is incorrect in any material respect. You are advised that our engagement by Buyer has been limited to specific matters about which we have been consulted; consequently, there are matters of a legal nature involving Buyer about which we have not advised or represented them.

This opinion letter is limited to the current Federal laws of the United States and current internal laws of the State of Indiana and the State of Delaware (without giving effect to any conflict of law principles thereof), and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery and is based on facts and conditions currently known to us and the laws and regulations currently in effect. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter occur or come to our attention, even though the legal analysis or legal conclusions contained in this opinion letter may be affected by such changes.


Southwestern Life Insurance Company
____________, 1995
Page 5


This opinion is furnished to you pursuant to the Agreement, is solely for your benefit in connection with the transactions contemplated thereby and may not be used or relied upon by, nor published or communicated to, any other person for any purpose whatsoever without in each instance our prior and express written consent.

Very truly yours,


BOSE McKINNEY & EVANS
